Exhibit 10.11

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

TRANSFERRED IP PURCHASE AGREEMENT

This Transferred IP Purchase Agreement (this “Agreement”) is entered into on March 29, 2018 between VTS-Touchsensor Co., Ltd. (formerly known as Toppan Touch Panel Products, Co., Ltd.), a company organized under the laws of Japan (“Buyer”), and Toppan Printing Co., Ltd., a company organized under the laws of Japan (“Seller”). Each of Buyer and Seller is referred to as a “Party.”

RECITALS

A.                                    Seller, which owns 35% of Buyer’s outstanding capital, and VIA Optronics GmbH, a company organized under the laws of Germany (“VIA”), which owns 65% of Buyer’s outstanding capital, are party to a Framework Agreement dated November 30, 2017 (the “Framework Agreement”), pursuant to which Seller has agreed to transfer to Buyer the Intellectual Property (this term, and all other terms that are capitalized but not defined in this Agreement, have the meanings set forth in the Framework Agreement) set forth in Exhibit A (the “Transferred IP”).

B.                                    The Parties enter into this Agreement to implement the transfer of the Transferred IP from Seller to Buyer in accordance with the Framework Agreement.

The Parties hereby agree as follows:

ARTICLE I
TRANSFER OF TRANSFERRED IP; PAYMENT

Section 1.1.           Subject to the terms of this Article I, Seller shall sell and transfer the Transferred IP to Buyer in exchange for JPY568,675,000 (the “IP Purchase Price”).

Section 1.2.           On the Closing Date, Seller shall sell and transfer the Transferred IP to Buyer and Buyer shall pay JPY369,638,750 (exclusive of consumption tax) (the “Closing Payment”) to the Toppan Account. Buyer shall, in satisfaction of its obligation to make the Closing Payment to the Toppan Account, cause VIA to remit, pursuant to the terms of the shareholder loan agreement between VIA optronics GmbH (“VIA”) and Buyer dated the date hereof, the sum equivalent to the Closing Payment to the Toppan Account on the Closing Date, at the direction of Buyer. Seller confirms, for the avoidance of doubt, that upon the Closing, as between the Parties, Buyer will be the sole and exclusive owner of the Transferred IP and that Buyer will not be entitled to the return of any portion of the IP Purchase Price received by Seller for the reason that the registration of the transfer of the Transferred IP to Buyer has not been completed.

Section 1.3.           Buyer shall pay to the Toppan Account the amount of JPY199,036,250 (exclusive of consumption tax) (the “IP Purchase Price Balance”), which is the difference between the IP Purchase Price and the payment to be made pursuant to Section 1.2, in accordance with the following schedule,

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Amount	Payment Due Date
JPY20,000,000	June 30, 2018

JPY20,000,000	July 31, 2018

JPY20,000,000	August 31, 2018

JPY20,000,000	September 30, 2018

JPY20,000,000	October 31, 2018

JPY20,000,000	November 30, 2018

JPY20,000,000	December 31, 2018

JPY20,000,000	January 31, 2019

JPY20,000,000	February 28, 2019

JPY19,036,250	March 31, 2019

Interest of 6% per year, calculated on a daily basis from the date the payment was required to be paid to the date of actual payment payments, will be assessed to any late payment.

Notwithstanding the foregoing, Buyer may, at its discretion and upon providing 10 days’ prior notice to Seller, prepay any outstanding IP Purchase Price Balance to Seller anytime, including before the above scheduled date(s). Further, in the event that VIA, which is a majority shareholder of Buyer, notifies Seller and Buyer in writing, that VIA wishes to repay such outstanding IP Purchase Price Balance on behalf of Buyer as a third-party payment (daisansha bensai), Buyer shall agree to such repayment and Seller shall accept such repayment by VIA without raising any objection thereto.

Section 1.4.           Buyer’s obligation to pay the IP Purchase Price Balance is secured by a security interest in all of Buyer’s equipment and machinery as of the Closing Date in favor of Seller. Promptly after the Closing Date, the Parties shall negotiate in good faith a security agreement covering Buyer’s equipment and machinery. The Parties shall exercise best efforts to agree on and sign the security agreement by April 30, 2018. As soon as practicable after execution of the security agreement, the Parties shall deliver all other documents and take all other actions, in each case, that are necessary to perfect the security interest described in the previous sentence, and Buyer shall pay all costs associated with perfection of the security interests. If Buyer wishes to obtain financing from a bank (including the financing to cover costs associated with recording the Transferred IP set forth in Section 1.6), and if it is necessary for Seller to release its security interest in Buyer’s equipment and machinery for Buyer to obtain such financing, Seller shall release its security interest, and if Buyer does not obtain the bank financing, the security interest will be reinstated. Seller acknowledges that if it enforces its security interests, Seller will be entitled to recover only the amount of the unpaid IP Purchase

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Price Balance at the time of such enforcement of Buyer’s assets that are enforced, the value of which will be determined in a commercially reasonable manner.

Section 1.5.           The sale and transfer of the Transferred IP to Buyer is conditioned on Buyer’s completion of the payment set forth in Section 1.2.

Section 1.6.           Buyer shall at its own cost and expense take all necessary steps to record the transfer of the Transferred IP with the Japan Patent Office and other relevant patent offices and perfect the transfer of the Transferred IP promptly after the Closing. Seller shall provide reasonable assistance to Buyer in this regard (which assistance will require Seller to review promptly and where appropriate, sign documents provided by Buyer to record the transfers, and to instruct its patent agents to cooperate with Buyer and Buyer’s patent agents to facilitate recordation of the transfers). For the avoidance of doubt, during the period from the Closing Date and until the completion of the registration of each such transfer, (i) Seller shall not use the Transferred IP to assert any infringement, misappropriation other similar claim against Buyer in respect of any activity whatsoever by Buyer, and (ii) if there is any response or payment that must be made with a governmental authority in April 2018 to maintain a Transferred Patent and if Buyer does not have standing to take that action but Seller does, Seller shall, if requested by Buyer or VIA, instruct its patent agent to take such action, on condition that (A) if the action is a payment, Buyer provides the amount of payment (including patent agent fees or other similar fees) to Seller before Seller or its patent agent makes the payment, and if Buyer is not able to provide the money in advance for lack of time, Buyer reimburses the payment amount (including patent agent fees or other similar fees) to Seller immediately after Seller or its patent agent has made the payment, and (B) Buyer acknowledges that Seller makes no representation or guarantee whatsoever about the result of actions taken by Seller pursuant to this provision.

Section 1.7.           After the Closing, Buyer shall be solely responsible for prosecuting any patent applications included in the Transferred IP. Seller shall provide reasonable assistance to Buyer with respect to ongoing patent applications in exchange for reasonable compensation payable by Buyer as agreed by the Parties.

Section 1.8.           Immediately after the respective scheduled payments are made by Buyer to Seller under Section 1.3 above, Seller shall take all necessary actions to eliminate any outstanding registrations with respect to the perfection (if any) with respect to its security interests over the assets of Buyer corresponding to such payments.

Section 1.9.           The lease rents and other payment obligations related to the leases such as service fees payable by Buyer under the Facility Lease Agreement (Shiga) and the Facility Lease Agreement (Satte) to be entered between Buyer and Seller after the date hereof shall not become due for the period from March 26, 2018 through March 2019 (the “First-Year Rent”). Buyer will pay the First-Year Rent equally in monthly installments for the subsequent four fiscal years, starting in April 2019, together with the regular rents that become due on a monthly basis as scheduled under such lease agreements. Notwithstanding the previous sentence, before April of each year of the Facility Lease Agreement terms, the Parties shall discuss in good faith whether and to what extent Buyer is able to accelerate the repayment of the First-Year Rent without causing undue harm to its business operations and financial situation, and if the Parties conclude that Buyer is able to accelerate such repayment in light of those factors, Buyer will repay the

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

First-Year Rent at the accelerated schedule agreed by the Parties. Interest of 4% per year, calculated on a daily basis, will be assessed on each installment of the First -Year Rent from the date such installment should have been paid had Buyer not postponed payment thereof until the date of actual payment. Other than service fees agreed by Buyer and Seller under the Facility Lease Agreements, the rent amount under the Facility Lease Agreements will not be increased by services fees.

ARTICLE II
REPRESENTATIONS AND WARRANTIES; COVENANTS SECTION

Section 2.1.           Buyer’s Representations and Warranties.

(a)           Organization and Authority. Buyer has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(b)           No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of association or other organizational documents of Buyer or (ii) conflict with or result in a violation or breach of any provision of any applicable law or governmental order applicable to Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 2.2.           No Representations and Warranties. Other than as set forth in Section 2.1, neither Party gives any representations or warranties whatsoever under this Agreement and each Party hereby disclaims any and all representations or warranties. The Parties’ sole and exclusive representations or warranties with respect to the Transferred IP are contained in the Framework Agreement.

Section 2.3.           Non-Assertion. After the date hereof, Buyer shall not use the Transferred IP to assert any infringement, misappropriation other similar claim against Seller or VIA in respect of any activity whatsoever by Seller and VIA (the “Non-Assertion Undertaking”); provided, however, if Seller ceases to be a shareholder of Buyer upon VIA’s exercise of its right under Section 3.02(a) of the Shareholders’ Agreement dated March 23, 2018 between VIA and Seller (the “Shareholders’ Agreement”), the Non-Assertion Undertaking will no longer apply with respect to Seller. For the avoidance of doubt, this provision will not be construed as a release of the non-compete obligation from Seller and VIA set forth in Section 6.01(a) of the Shareholders’ Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Section 2.4.           Right of First Offer. If Buyer seeks to transfer any Transferred IP to a third Person, Buyer shall either (i) cause that third Person to agree to the non-assertion undertaking above or (ii) grant to Seller and VIA a right of first offer to purchase the Transferred IP pursuant to terms (including price) reasonably agreeable to Buyer, Seller, and VIA. If Seller or VIA fails to exercise its first refusal right above and does not purchase the Transferred IP within 60 days after the notice from Buyer for such possible sale, Buyer may transfer the Transferred IP to the contemplated third Person.

ARTICLE III
MISCELLANEOUS

Section 3.1.           Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

Section 3.2.           Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall, at the request of the other Party, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 3.3.           Confidentiality. Each Party agrees not to disclose the contents of this Agreement or the other Party’s Confidential Information without the other Party’s advance written consent. “Confidential Information” of a Party means all non-public or sensitive or proprietary information about that Party but does not include information (a) that has become publicly known through no breach by either Party of its confidentiality obligations hereunder, (b) that is independently and lawfully developed or obtained by a Party without access to the other Party’s Confidential Information, (c) is or becomes available to a Party on a non-confidential basis from a third Person, on condition that that third Person is not and was not prohibited from disclosing that information, or (d) that was known by or in the possession of a Party before the disclosure of that information to that Party pursuant to this Agreement, on condition that, in the case of each of (a) through (d), the Party seeking to disclose such information has the burden of demonstrating that it is not Confidential Information. A Party may disclose Confidential Information of the other. Party if required pursuant to applicable law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction, on condition that (i) the Party first make commercially reasonable efforts to provide the other Party (x) prompt written notice of such requirement so that the other Party may seek, at its sole cost and expense, a protective order or other remedy, and (y) reasonable assistance, at the other Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure, and (ii) disclose only the portion of the Confidential Information that it is legally required to disclose. Notwithstanding the foregoing, a Party may disclose Confidential Information to its Affiliates and their officers or employees, on a need-to-know basis (i.e., only to the extent reasonably necessary to facilitate the transactions contemplated under this Agreement and/or the Framework Agreement), on condition that the Party making the disclosure cause its Affiliates that have received any Confidential Information of the other Party to comply

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

with this provision and that the disclosing Party be responsible for any act by such Affiliates that would constitute a breach of this provision had the act been undertaken by the disclosing Party.

Section 3.4.           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) on the date sent by e-mail of a PDF document, if sent during the recipient’s normal business hours, and on the next Business Day, if sent after the recipient’s normal business hours, on condition that the communication sent by e-mail is also sent by certified or registered mail, return receipt requested, postage prepaid; or (c) if sent internationally, on the fifth day, and if sent within Japan, on the second day, after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Parties at the following addresses (or at such other address for a Party of which that Party notifies the other Party in accordance with this Section 3.4):

if to Buyer:	VTS-Touchsensor Products, Co., Ltd.
1101-20, Myohoji-cho, Higashiomi-city,
Shiga, 527-0046, Japan
Email: JWoerle@via-optronics.com
Attention: Dr. Jasmin Wade

with a copy to (which will not
constitute notice):	VIA optronics GmbH
Sieboldstr. 18, 90411 Nurnberg
Facsimile:
E-mail: kbickelbacher@via-optronics.com
Attention: Kathrin Bickelbacher

Jones Day
Kamiyacho Prime Place
1-17, Toranomon 4-chome
Minato-ku, Tokyo 105-0001, JAPAN
E-mail: mushiiima@ionesday.com
Attention: Makiko Ushijima

if to Seller:	Toppan Printing Co., Ltd.
Toppan Shibaura Bldg., 3-19-26 Shibaura,
Minato-ku, Tokyo 108-8539
Facsimile:
E-mail: teruo.ninomiya@toppan.co.jp,
kentaro.kitaoka@toppan.co.jp
Attention: Teruo Ninomiya and Kentaro Kitaoka

with a copy to (which will not
constitute notice):	southgate (registered association)
Pacific Square Kudan-Minami, 7th Fl
2-4-11 Kudan-Minami

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Chiyoda-ku, Tokyo 102-0074
E-mail: emarcks@southgate-law.com
Attention: Eric Marcks

Section 3.5.           Headings. The headings in this Agreement are for reference only and do not affect its interpretation.

Section 3.6.           Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable that term or provision in any other jurisdiction. Upon determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the Parties’ original intent as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.

Section 3.7.           Entire Agreement. This Agreement and the Framework Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to this subject matter.

Section 3.8.           Successors and Assigns; Assignment. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. Neither Party shall assign its rights or obligations hereunder without the advance written consent of the other Party, which consent must not be unreasonably withheld or delayed by either Party. No assignment will relieve the assigning Party of any of its obligations hereunder.

Section 3.9.           No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or will confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, with the exception of VIA, which is an intended third-party beneficiary under Section 2.3 and Section 2.4.

Section 3.10.        Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by that Party. No waiver by either Party will be, or will be construed as, a waiver in respect of any failure, breach or default not expressly identified by that written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will be, or will be construed as, a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Section 3.11.        Governing Law; Dispute Resolution.

(a)           This Agreement is governed by and to be construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule.

(b)           The Parties shall endeavor to resolve any dispute, controversy or difference arising out of, in connection with, or related to this Agreement (a “Dispute”) through good-faith negotiations. If a Dispute is not settled within 20 days after the receipt by a Party of a written request for negotiation under this Section 3.11(b), the Dispute will be referred for consideration by the Parties’ senior officers. The senior officers will have full authority to settle the Dispute.

(c)           If the senior officers are unable to resolve the Dispute within 20 days after the receipt by a Party of a written request for consideration of the Dispute by senior officers under Section 3.11(b), the Parties shall submit the Dispute to arbitration in Tokyo in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association for final settlement. The Parties shall appoint three arbitrators in accordance with the rules and shall conduct the arbitration in English. The decision by the arbitration tribunal will be final and binding on the Parties and may be approved of or entered in (or otherwise be granted enforceability through necessary procedures by) any court having jurisdiction. The Parties consent to consolidation by the Japan Commercial Arbitration Association of arbitral proceedings initiated under this Agreement with arbitration proceedings initiated under the Framework Agreement.

Section 3.12.        Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of the Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that Party may be entitled.

Section 3.13.        Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the Parties execute this Transferred IP Purchase Agreement on the date stated in the introductory clause.

Toppan Printing Co., Ltd.

By:	/s/ Teruo Ninomiya
	Name:	Teruo Ninomiya
	Title:	Senior General Manager

[Signature Page to Transferred IP Purchase Agreement]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the Parties execute this Transferred IP Purchase Agreement on the date stated in the introductory clause.

VTS-Touchsensor Products, Co., Ltd.

By:	/s/ Dr. Jasmin Wörle
	Name:	Dr. Jasmin Wörle
	Title:	Representative Director

[Signature Page to Transferred IP Purchase Agreement]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXHIBIT A
TRANSFERRED IP

[***]

A-1